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EXHIBIT 23.1

                           CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-42363 and No. 333-60417 of GateField Corporation on Form S-8, and No. 333-08089 and No. 333-27283 on Form S-3 of our reports dated April 8, 1998 (November 4, 1998 as to Note 11 and the second paragraph of Note 10) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 11), appearing in this Annual Report on Form 10-K/A of GateField Corporation for the year ended December 31, 1997.

DELOITTE & TOUCHE LLP

San Jose, California
November 13, 1998